Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Second Quarter 2017 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2017 - Publix’s sales for the second quarter of 2017 were $8.4 billion, a 3.6 percent increase from last year’s $8.1 billion. Comparable-store sales for the second quarter of 2017 increased 1.6 percent. Sales for the second quarter of 2017 were positively impacted by 1.2 percent due to the effect of the Easter holiday being in the second quarter in 2017. In 2016, the effect of the Easter holiday was in the first quarter.

Net earnings for the second quarter of 2017 were $495.1 million, compared to $478.2 million in 2016, an increase of 3.5 percent. Earnings per share for the second quarter increased to $0.65 for 2017, up from $0.62 per share in 2016.

Publix’s sales for the first half of 2017 were $17.1 billion, a 1.5 percent increase from last year’s $16.8 billion. Comparable-store sales for the first half of 2017 decreased 0.3 percent.

Net earnings for the first half of 2017 were $1.05 billion, compared to $1.06 billion in 2016, a decrease of 0.9 percent. Earnings per share was unchanged at $1.37 per share.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Aug. 1, 2017, Publix’s stock price decreased from $39.15 per share to $36.05 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“This has been a tough quarter for supermarket companies in the stock market,” said Publix CEO & President Todd Jones. “We continue to be focused on growing sales and profits while providing premier customer service.”

Publix is privately owned and operated by its 188,000 employees, with 2016 sales of $34 billion. Currently Publix has 1,150 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 20 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###